CERTIFICATE OF DESIGNATION

of

SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
of

AMERICAN STANDARD ENERGY CORP.

Pursuant to Section 151(g) of the Delaware General Corporation Law

The undersigned does hereby certify that the Board of Directors (the “Board of Directors”) of American Standard Energy Corp, a Delaware corporation (hereinafter called the “Corporation”), pursuant to the provisions of Sections 103 and 151(g) of the Delaware General Corporation Law, hereby makes this Certificate of Designations and hereby states and certifies that pursuant to the authority expressly vested in the Board of Directors by the Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”), the Board of Directors duly adopted the following resolutions:

RESOLVED, that, pursuant to Article Fourth of the Certificate of Incorporation (which authorizes 1,000,000 shares of Preferred Stock, par value $0.001 per share), and the authority conferred on the Board of Directors, the Board of Directors hereby fixes the designation, powers, preferences and rights, and the qualifications, limitations and restrictions, of a series of preferred stock as follows:

1.          Number and Designation. Thirty Eight Thousand One Hundred Fifty (38,150) shares of the preferred stock of the Corporation shall be designated as “Series A Cumulative Convertible Preferred Stock” (the “Preferred Stock”).

2.          Certain Definitions. As used in this Certificate, the following terms shall have the meanings defined in this Section 2. Any capitalized term not otherwise defined herein shall have the meaning set forth in the Certificate of Incorporation, unless the context otherwise requires:

“Annual Rate” shall mean a dividend rate per share equal to 7.5%.

“Allowable Conversion Date” shall have the meaning assigned to such term in Section 7(a) hereof.

“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

“Board of Directors” shall have the meaning assigned to such term in the preamble to this Certificate, and shall include any duly authorized committee thereof.

“Business Day” means any day other than a Saturday, Sunday or a day on which state or U.S. federally chartered banking institutions in New York, New York are not required to be open.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Certificate” means this Certificate of Designation.

“Certificate of Incorporation” shall have the meaning assigned to such term in the preamble to this Certificate.

“Closing Sale Price” of the shares of Common Stock or other Capital Stock or similar equity interests on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the Principal Exchange. In the absence of such quotations, the Board of Directors shall be entitled to determine the “Closing Sale Price” in good faith on the basis it considers appropriate, which determination shall be conclusive. The “Closing Sale Price” shall be determined without reference to any extended or after hours trading.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means shares of the common stock, par value $0.001 per share, of the Corporation and any stock of any other class of the Corporation that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and that is not subject to redemption by the Corporation. Subject to the provisions of Section 10, however, shares issuable on conversion of the Preferred Stock shall include only shares of the common stock, par value $0.001 per share, of the Corporation or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Conversion Agent” shall have the meaning assigned to such term in Section 15(a) hereof.

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“Conversion Date” shall have the meaning assigned to such term in Section 7(b) hereof.

“Conversion Price” per share of Preferred Stock means, on any date, the quotient of the Liquidation Preference divided by the Conversion Rate in effect on such date.

“Conversion Rate” means 333.333 shares of Common Stock per one share of Preferred Stock, subject to adjustment pursuant to Section 9 hereof.

“Corporation” shall have the meaning assigned to such term in the preamble to this Certificate, and shall include any successor to such Corporation.

“Dividend Payment Date” means June 30 and December 31 of each year, commencing December 31, 2012, or if any such date is not a Business Day, on the immediately preceeding Business Day.

“Dividend Period” shall mean, with respect to Preferred Stock, the period beginning on, and including, a Dividend Payment Date and ending on, and excluding, the immediately succeeding Dividend Payment Date and, with respect to Parity Stock, shall have a meaning correlative thereto.

“Dividend Reference Period” means (i) in the case of a payment of dividends pursuant to Section 4, the 10 consecutive Trading Days immediately preceding the applicable Dividend Payment Date; and (ii) in the case of a payment of dividends upon conversion at the option of the Corporation pursuant to Section 8, the 10 consecutive Trading Days immediately preceding the Mandatory Conversion Date.

“Effective Date” shall have the meaning assigned to such term in Section 7(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the amount that a willing buyer would pay a willing seller in an arm’s-length transaction.

“Junior Stock” shall have the meaning assigned to such term in Section 3(a) hereof.

“Liquidation Preference” shall have the meaning assigned to such term in Section 6(a) hereof.

“Mandatory Conversion Date” shall have the meaning assigned to such term in Section 8(b) hereof.

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“Officer” means the Chairman of the Board, the Chief Executive Officer, Chief Financial Officer, a Vice Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Corporation.

“Original Issue Date” means the first date on which any shares of Preferred Stock are issued and Outstanding.

“Outstanding” means, when used with respect to Preferred Stock, as of any date of determination, all shares of Preferred Stock outstanding as of such date; provided, however, that, in determining whether the holders of Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Preferred Stock owned by the Corporation or its Subsidiaries shall be deemed not to be “Outstanding”, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Preferred Stock which the Registrar has actual knowledge of being so owned shall be deemed not to be “Outstanding”.

“Parity Stock” shall have the meaning assigned to such term in Section 3(b) hereof.

“Paying Agent” shall have the meaning assigned to such term in Section 15(a) hereof.

“Person” means an individual, a corporation, a partnership, a limited liability company, limited partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” shall have the meaning assigned to such term in Section 1 hereof.

“Principal Exchange” shall mean the means whichever of the New York Stock Exchange, the NYSE Amex, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the OTC Bulletin Board or the OTC Markets on which the Common Stock is listed or quoted for trading on the date in question.

“Record Date” means (i) with respect to the dividends payable on June 30 and December 31 of each year, the June 15 and December 15 immediately preceding such date, respectively, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors and (ii) solely for the purpose of adjustments to the Conversion Rate pursuant to Section 9 with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

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“Registrar” shall have the meaning assigned to such term in Section 13 hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Stock” shall have the meaning assigned to such term in Section 3(c) hereof.

“Subsidiary” means (a) a corporation, a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly owned by the Corporation, by one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation, (b) a partnership in which the Corporation or a Subsidiary of the Corporation holds a majority interest in the equity capital or profits of such partnership, or (c) any other Person (other than a corporation) in which the Corporation, a Subsidiary of the Corporation or the Corporation and one or more Subsidiaries of the Corporation, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Trading Day” means a day during which trading in securities generally occurs on the Principal Exchange or, if the Common Stock is not so traded on a Principal Exchange, on the New York Stock Exchange.

“Transfer Agent” shall have the meaning assigned to such term in Section 13 hereof.

“VWAP” means, on any Trading Day, the volume weighted average price per share of Common Stock as displayed on Bloomberg (or any successor service) page ASEN<Equity> VWAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day or, if such price is not available, the market value per share of Common Stock on such Trading Day as determined by a nationally recognized independent investment banking firm retained by the Corporation for such purpose.

3.          Rank. The Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank:

(a)          senior to the Common Stock and any other class or series of Capital Stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (the “Junior Stock”);

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(b)          on a parity with any other class or series of Capital Stock of the Corporation established after the date hereof, the terms of which expressly provide that such class or series ranks on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (the “Parity Stock”); and

(c)          junior to each class or series of Capital Stock of the Corporation (other than Common Stock) established after the date hereof, the terms of which expressly provide that such class or series ranks senior to the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (the “Senior Stock”).

4.          Dividends. (a) Holders of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends on each Outstanding share of Preferred Stock at the Annual Rate, calculated as set forth below. Such dividends shall be payable in arrears in equal amounts semi-annually on each Dividend Payment Date, if and only if such dividends are declared by the Board of Directors, beginning December 31, 2012, in preference to and in priority over dividends on any Junior Stock but subject to the rights of any holders of Senior Stock or Parity Stock.

(b)          Dividends on each share of Preferred Stock shall be cumulative from the Original Issue Date or the last Dividend Payment Date for which accumulated dividends were paid, whichever is later, to the extent unpaid. If declared by the Board of Directors, each such dividend shall be payable to the holders of record of shares of the Preferred Stock, as they appear on the Corporation’s stock register at the close of business on a Record Date. Accumulated and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 60 nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors.

(c)          Dividends not paid or paid in an amount less than the total amount of such dividends at the time accumulated and payable on all outstanding shares of Preferred Stock, including fractions, shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The amount of accumulated dividends on any shares of Preferred Stock, or fraction thereof, at any date, shall be the amount of any dividends payable thereon to and including such date, whether or not declared, which have not been paid in accordance with Section 5, with additional dividends accumulating on any such accumulated but unpaid dividends until paid at the Annual Rate, compounded on each Dividend Payment Date until such dividends are paid.

(d)          The amount of dividends payable for each full Dividend Period for the Preferred Stock shall be computed by dividing the Annual Rate by two. The amount of dividends payable on the Preferred Stock for the initial Dividend Period, or for any other period shorter or longer than a full Dividend Period (or amounts determined with respect thereto), shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Accumulated and unpaid dividends will not bear interest and holders of Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Preferred Stock.

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(e)          No dividend shall be declared or paid, or funds set apart for the payment of any dividend or other distribution, whether in cash, obligations or shares of Capital Stock of the Corporation or other property, directly or indirectly, upon any shares of Junior Stock or Parity Stock unless all accumulated and unpaid dividends through the most recent Dividend Payment Date (whether or not there are funds of the Corporation legally available for the payment of dividends) on the shares of Preferred Stock and any Parity Stock for all preceding Dividend Periods have been paid in full or set apart for payment. When dividends are not paid in full, as aforesaid, upon the shares of Preferred Stock, all dividends declared on the Preferred Stock and any other Parity Stock shall be paid pro rata so that the amount of dividends so declared on the shares of Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of Preferred Stock and such class or series of Parity Stock bear to each other.

(f)          Holders of Preferred Stock will not be entitled to receive any dividends that may be declared by the Board of Directors on the Common Stock unless such holders’ shares of Preferred Stock have been converted to Common Stock as set forth in Section 7 hereof prior to or on the record date for the payment of such dividends.

5.          Method of Payment of Dividends.

(a)          All dividends on the Preferred Stock (including accumulated and unpaid dividends), whether or not for a current Dividend Period or any prior Dividend Period, may be paid, as determined in the Corporation’s sole discretion:

(i)          in cash; or

(ii)         with regard solely to dividends accruing on or before June 30, 2014, by delivery of shares of Preferred Stock or any combination of cash and Preferred Stock.

(b)          Preferred Stock issued in payment or partial payment of a dividend shall be valued for such purpose at the Liquidation Preference per share.

(c)          If the Corporation elects to make all or any portion of the dividend payments in Preferred Stock pursuant to Section 5(a), the Corporation shall give the holders thereof two (2) business days prior notice of such election and the portion of such payment that shall be made in cash and the portion of such payment that shall be made in Preferred Stock promptly following such determination by the Board of Directors.

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(d)          In connection with the payment of dividends by the delivery of shares of Preferred Stock, fractional shares of Preferred Stock may be issued.

6.          Liquidation Preference. (a) In the event of any liquidation, dissolution or winding-up of the Corporation resulting in a payment or distribution of assets to the holders of any class or series of the Capital Stock of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, but after any payments or distributions are made on any of the Corporation’s indebtedness and to holders of Senior Stock, holders of Preferred Stock shall be entitled to receive $1,000 per share of Preferred Stock (the “Liquidation Preference”) plus an amount equal to all dividends (whether or not declared) accumulated and unpaid thereon to the date of final payment or distribution to such holders, but shall not be entitled to any further payment or other participation in any distribution of the assets of the Corporation. If, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the Corporation’s assets, or proceeds thereof, distributable among the holders of Preferred Stock and Parity Stock are insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Preferred Stock and any other Parity Stock equally and ratably in proportion to the respective amounts that would be payable on such shares of Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

(b)          Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets, nor the consolidation, merger, amalgamation or other business combination of the Corporation with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

(c)          Subject to the rights of the holders of any Parity Stock, after payment has been made in full to the holders of the Preferred Stock, as provided in this Section 6, the holders of Preferred Stock shall not be entitled to receive any and all assets remaining to be paid or distributed.

7.          Conversion. (a) Right to Convert. Except as otherwise provided herein, each share of Preferred Stock shall be convertible in accordance with, and subject to, this Section 7 into a number of fully paid and non-assessable shares of Common Stock equal to the Conversion Rate in effect at such time (a “Conversion”). Any holder of Preferred Stock may effect a Conversion on or after the date (the “Allowable Conversion Date”) which is the later of (i) March 6, 2013 and (ii) the date on which the Company increases the authorized but unissued shares of Common Stock to such number of shares as shall be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock taking into account the current outstanding Capital Stock of the Company (the “Effective Date”). The Company will use its commercially reasonable efforts to increase the authorized shares of Common Stock and to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation by March 6, 2013.

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(b)          Conversion Procedures. On or after the Allowable Conversion Date, (i) conversion of shares of the Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation, at the principal office of the Corporation or at the office of the Conversion Agent as may be designated by the Board of Directors, of the certificate or certificates for such shares of the Preferred Stock to be converted accompanied by a complete and manually signed Notice of Conversion (as set forth in the form of Preferred Stock certificate attached hereto as Exhibit A) along with (A) appropriate endorsements and transfer documents as required by the Registrar or Conversion Agent and (B) if required pursuant to Section 7(c), funds equal to the dividend payable on the next Dividend Payment Date. In case such Notice of Conversion shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of the Preferred Stock pursuant hereto. The conversion of the Preferred Stock will be deemed to have been made as of the close of business on the date (the “Conversion Date”) such certificate or certificates have been surrendered and the receipt of such Notice of Conversion and payment of all required transfer taxes, if any (or the demonstration to the satisfaction of the Corporation that such taxes have been paid). As promptly as practicable following the Conversion Date, the Corporation shall deliver or cause to be delivered (1) certificates representing the whole number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of the Preferred Stock being converted (or such holder’s transferee) shall be entitled, and (2) if less than the full number of shares of the Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares of Preferred Stock being converted, along with cash payment for any fractional shares in accordance with Section 7(c). As of the close of business on the Conversion Date, the rights of the holder of the Preferred Stock as to the shares being converted shall cease except for the right to receive shares of Common Stock, and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

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(d)          Dividend and Other Payments Upon Conversion. If a holder of shares of Preferred Stock exercises conversion rights, such shares will cease to accumulate dividends as of the end of the day immediately preceding the Conversion Date. On conversion of the Preferred Stock, except for conversion during the period commencing on the close of business on any Record Date corresponding to a Dividend Payment Date and ending at the close of business on the Business Day immediately preceding such Dividend Payment Date, in which case the holder on such Record Date shall receive the dividends payable on such Dividend Payment Date, a holder of Shares of Preferred Stock will not be entitled to accumulated and unpaid dividends on the converted shares of Preferred Stock. Shares of the Preferred Stock surrendered for conversion after the close of business on any Record Date for the payment of dividends declared and before the opening of business on the Dividend Payment Date corresponding to that Record Date must be accompanied by a payment to the Corporation in cash of an amount equal to the dividend payable in respect of those shares on such Dividend Payment Date; provided that a holder of shares of the Preferred Stock on a Record Date who converts such shares into shares of Common Stock on the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on such shares of the Preferred Stock on such Dividend Payment Date, and such holder need not include payment to the Corporation of the amount of such dividend upon surrender of shares of the Preferred Stock for conversion.

(e)          Fractional Shares. In connection with the conversion of any shares of the Preferred Stock, no fractional shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price of the Common Stock on the Conversion Date, rounded to the nearest whole cent.

(f)          Total Shares. If more than one share of the Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of whole shares of, and fractional interests, if any, in, Common Stock issuable on conversion of those shares shall be computed on the basis of the total number of shares of the Preferred Stock so surrendered.

(g)          Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements. After the Effective Date, the Corporation shall:

(i)          reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of the Preferred Stock pursuant to the terms of this Certificate, such number of its authorized but unissued shares of Common Stock as shall from time to time be sufficient to permit the conversion of all Outstanding shares of the Preferred Stock;

(ii)         prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Preferred Stock, comply with all applicable federal and state laws and regulations that require action to be taken by the Corporation; and

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(iii)        ensure that all shares of Common Stock delivered upon conversion of the Preferred Stock will, upon delivery, be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

8.          Mandatory Conversion. (a) At any time, the Corporation shall have the right, at its option, to cause all Outstanding shares of the Preferred Stock to be automatically converted into that number of whole shares of Common Stock at the then-prevailing Conversion Rate, with any resulting fractional shares of Common Stock to be settled in accordance with Section 7(d). The Corporation may exercise its right to cause a mandatory conversion pursuant to this Section 8(a) only if the Closing Sale Price of the Common Stock equals or exceeds 150% of the Conversion Price then in effect for at least 10 Trading Days during any period of 20 consecutive Trading Days, including the last Trading Day of such 20-day period.

(b)          To exercise the mandatory conversion right described in Section 8(a), the Corporation must give notice by mail to the holders of Preferred Stock within one Business Day following any date on which the conditions described in Section 8(a) are met of the mandatory conversion announcing the Corporation’s intention to convert the Preferred Stock. The conversion date will be a date selected by the Corporation (the “Mandatory Conversion Date”) and will be no more than 10 days after the date of the notice described in this Section 8(b).

(c)          In addition to any information required by applicable law or regulation, the notice of a mandatory conversion described in Section 8(b) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock; and the place where the shares of Preferred Stock are to be surrendered for conversion.

(d)          The Corporation may not authorize, issue a press release or give notice of any mandatory conversion pursuant to Section 8(a) unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the Preferred Stock for Dividend Periods ended prior to the date of such conversion notice shall have been paid in accordance with Section 5. In connection with a conversion under this Section 8, no dividends from the most recent Dividend Payment Date through the Mandatory Conversion Date shall be payable.

9.          Conversion Rate Adjustments. The Conversion Rate shall be adjusted from time to time by the Corporation in accordance with the provisions of this Section 9.

(a)          If the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in the event outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

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(b)          To the fullest extent permitted by law, the Corporation may make such decreases in the Conversion Rate in addition to those required by this Section 9 as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

(c)          The Corporation may, at its election, on one (and only one) occasion after the Original Issue Date and on or before June 30, 2014, decrease the Conversion Rate to equal the quotient of $1,000 divided by the average Closing Sale Price for the ten (10) Trading Day period beginning on the first Trading Day following such election by the Corporation. After such decrease, the Conversion Rate shall thereafter be subject to further adjustment as provided in this Certificate.

(d)          No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Rate then in effect; provided, however, that any adjustments that by reason of this Section 9(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 9 shall be made by the Corporation and shall be made to the nearest cent or to the nearest one thousandth (1/1,000) of a share, as the case may be. No adjustment need be made, except as set forth in this Section 9, for any issuance of Common Stock or securities convertible, exercisable or exchangeable into Common Stock. To the extent the Preferred Stock becomes convertible into cash, assets, property or securities (other than Capital Stock of the Corporation), subject to Section 10, no adjustment need be made thereafter to the Conversion Rate. Interest will not accrue on any cash into which the Preferred Stock may be convertible.

(e)          Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall promptly file with the Conversion Agent an Officer’s certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a responsible officer of the Conversion Agent shall have received such Officer’s certificate, the Conversion Agent shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each holder of Preferred Stock at its last address appearing in the stock register within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

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(f)          For purposes of this Section 9, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation, unless such treasury shares participate in any distribution or dividend that requires an adjustment pursuant to this Section 9.

10.         Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege. (a) If any of the following events occur, namely (i) any reclassification of the outstanding shares of Common Stock (other than a subdivision or combination to which Section 9(a) applies), (ii) any consolidation, merger or combination of the Corporation with another Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of all or substantially all of the properties and assets of the Corporation to any other Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then each share of Preferred Stock Outstanding immediately prior to such transaction shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such reclassification, consolidation, merger, combination, sale or conveyance by a holder of a number of shares of Common Stock issuable upon conversion of such Preferred Stock (assuming, for such purposes, a sufficient number of authorized shares of Common Stock are available to convert all such Preferred Stock) immediately prior to such reclassification, consolidation, merger, combination, sale or conveyance assuming such holder of Common Stock did not exercise his rights of election, if any, as to the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, consolidation, merger, combination, sale or conveyance (provided that, if the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, consolidation, merger, combination, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purposes of this Section 10 the kind and amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, consolidation, merger, combination, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares).

(b)          The Corporation shall cause notice of the application of this Section 10 to be delivered to each holder of the Preferred Stock at the address of such holder as it appears in the stock register within 20 days after the occurrence of any of the events specified in Section 10(a). Failure to deliver such notice shall not affect the legality or validity of any conversion right pursuant to this Section 10.

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(c)          The above provisions of this Section 10 shall similarly apply to successive reclassifications, consolidations, mergers, combinations, sales and conveyances.

11.         Reserved.

12.         Voting Rights.

(a)          The holders of record of shares of the Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 12 or as otherwise provided by law.

(b)          The affirmative vote of holders of at least a majority of the Outstanding shares of the Preferred Stock and all other Parity Stock with like voting rights, voting as a single class, in person or by proxy, at an annual meeting of the Corporation’s stockholders or at a special meeting called for the purpose, or by written consent in lieu of such a meeting, shall be required to alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of the Certificate of Incorporation or this Certificate if the amendment would amend, alter or affect the powers, preferences or special rights of the Preferred Stock, so as to adversely affect the holders thereof, including, without limitation, the creation of, or increase in the authorized number of, shares of any class or series of Senior Stock; provided however, that any increase in the amount of the authorized Common Stock or authorized Preferred Stock or the creation and issuance of any class or series of Common Stock, other Junior Stock or Parity Stock will not be deemed to adversely affect such powers, preferences or special rights.

13.         Transfer Agent and Registrar. The Corporation shall initially act as the Transfer Agent (the “Transfer Agent”) and Registrar (the “Registrar”) for the Preferred Stock. The Corporation may, in its sole discretion, appoint another entity as transfer agent and registrar who shall accept such appointment. The Corporation may, in its sole discretion, remove any Transfer Agent and Registrar in accordance with the agreement between the Corporation and the Transfer Agent and Registrar; provided that the Corporation shall appoint a successor transfer agent and registrar who shall accept such appointment prior to the effectiveness of such removal.

14.         Currency. All shares of Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to “$”or “dollars” refer to U.S. currency.

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15.         Paying Agent and Conversion Agent.

(a)          The Corporation shall initially act as the Paying Agent and Conversion Agent. If the Corporation does not act as Paying Agent and Conversion Agent, the Corporation shall maintain (i) an office or agency where Preferred Stock may be presented for payment (the “Paying Agent”) and (ii) an office or agency where Preferred Stock may be presented for conversion (the “Conversion Agent”). The Transfer Agent shall act as Paying Agent and Conversion Agent, unless another Paying Agent or Conversion Agent is appointed by the Corporation. The Corporation may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Corporation may change any Paying Agent or Conversion Agent without prior notice to any holder. The Corporation shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Corporation. If the Corporation fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such.

(b)          Payments due on the Preferred Stock shall be payable at the office of the Paying Agent and at any other office or agency maintained by the Corporation for such purpose. Payments in cash shall be payable by United States dollar check drawn on, or wire transfer (provided, that appropriate wire instructions have been received by the Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with a bank; provided that at the option of the Corporation, payment of cash dividends may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Preferred Stock register.

(c)          Certificated shares of Preferred Stock will be transferable upon surrender to the Transfer Agent of the certificate representing the shares to be transferred together with such other information, documents and instruments related to such transfer that the Corporation shall reasonably request.

16.         Headings. The headings of the Sections of this Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

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IN WITNESS WHEREOF, American Standard Energy Corp. has caused this Certificate of Designation to be signed by the undersigned this 30th day of June, 2012.

AMERICAN STANDARD ENERGY CORP.

By:	/s/ Scott Feldhacker
Name: Scott Feldhacker
Title: Chief Executive Officer

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EXHIBIT A

FORM OF SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

Number: ___	____________ Shares

Series A Cumulative Convertible Preferred Stock

(par value $0.001 per share)

(liquidation preference $1,000 per share)

OF

AMERICAN STANDARD ENERGY CORP.

FACE OF SECURITY

NEITHER THE SHARES REPRESENTED BY THIS CERTIFICATE NOR THE SHARES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. SUCH SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS OR THE CORPORATION HAS RECEIVED FROM THE HOLDER REASONABLE ASSURANCE THAT THE SHARES CAN BE SOLD, ASSIGNED OR TRANSFERRED PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

American Standard Energy Corp., a Delaware corporation (the “Corporation”), hereby certifies that _________________ (the “Holder”) is the registered owner of _______________ fully paid and non-assessable shares of preferred stock of the Corporation designated the Series A Cumulative Convertible Preferred Stock,” par value $0.001 per share and liquidation preference $1,000 per share (the “Preferred Stock”). The shares of Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations of the Corporation dated _____, as the same may be amended from time to time in accordance with its terms (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Designation. The Corporation will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

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Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

IN WITNESS WHEREOF, American Standard Energy Corp. has executed this Certificate as of the date set forth below.

AMERICAN STANDARD ENERGY CORP.

By:
Name:
Title:

Dated: _______________

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REVERSE OF SECURITY

AMERICAN STANDARD ENERGY CORP.

Series A Cumulative Convertible Preferred Stock

Dividends on each share of Series A Cumulative Convertible Preferred Stock shall be payable in cash or Preferred Stock of the Corporation at a rate per annum as provided in the Certificate of Designation.

The shares of Series A Cumulative Convertible Preferred Stock shall be convertible into the Corporation’s Common Stock in the manner and according to the terms set forth in the Certificate of Designation and shall have the liquidation preference as set forth in the Certificate of Designation.

As required under Delaware law, the Corporation shall furnish to any Holder upon request and without charge, a full summary statement of the designations, voting rights preferences, limitations and special rights of the shares of each class or series authorized to be issued by the Corporation so far as they have been fixed and determined.

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A Cumulative Convertible Preferred Stock evidenced hereby to:

________________________________________________________________

________________________________________________________________

(Insert assignee’s social security or tax identification number)

________________________________________________________________

(Insert address and zip code of assignee)

________________________________________________________________

________________________________________________________________

and irrevocably appoints:

________________________________________________________________

agent to transfer the shares of Series A Cumulative Convertible Preferred Stock evidenced hereby on the books of the Transfer Agent and Registrar. The agent may substitute another to act for him or her.

Date: __________________

Signature: ______________________

(Sign exactly as your name appears on the other side of this Series A Cumulative Convertible Preferred Stock)

Signature Guarantee: _____________________1

1 Signature must be guaranteed by an “eligible guarantor institution” (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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NOTICE OF CONVERSION

(To be Executed by the Registered Holder

in order to Convert the Series A Cumulative Convertible Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) _______ shares of Series A Cumulative Convertible Preferred Stock (the “Preferred Stock”), represented by stock certificate No(s). __ (the “Preferred Stock Certificates”) into shares of common stock, par value $0.001 per share (“Common Stock”), of American Standard Energy Corp. (the “Corporation”) according to the conditions of the Certificate of Designation establishing the terms of the Preferred Stock (the “Certificate of Designation”), as of the date written below. If shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock, if any, issuable to the undersigned upon conversion of the Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933 (the “Act”) or pursuant to an exemption from registration under the Act.

The Corporation is not required to issue shares of Common Stock until the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier as promptly as practicable following receipt of the original Preferred Stock Certificate(s) to be converted.

The undersigned represents that the representations set forth in Section 2 of the Exchange Agreement dated June _, 2012 between the Company and the undersigned are true and correct as of the date of this Conversion Notice. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion: __________________________________________

Applicable Conversion Rate: __________________________________

Number of shares of Cumulative Convertible Preferred Stock

to be Converted: __________________________

Number of shares of Common Stock to be Issued: __________________

Signature: __________________________________________________

Name: _____________________________________________________

Address:1 __________________________________________________

Fax No.: ___________________________________________________

1 Address where shares of Common Stock and any other payments or certificates shall be sent by the Corporation.

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